Exhibit 99.1

Date: December 16, 2022

KANZHUN LIMITED

18/F, GrandyVic Building, Taiyanggong Middle Road

Chaoyang District, Beijing 100020

People’s Republic of China

Re: KANZHUN LIMITED

Ladies and Gentlemen,

We understand that KANZHUN LIMITED (the “Company”) plans to file a registration statement on Form F-3 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments, prospectus supplements, or documents incorporated by reference thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Registration Statement (including any prospectu supplement thereto), and in other publicity materials.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Julia Zhu
Name:	Julia Zhu
Title/Position:	Partner